Exhibit 99.5


GLOSSARY  OF  GEOLOGICAL  AND  TECHNICAL  TERMS
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Adit - A horizontal or nearly horizontal passage driven from the surface for the working  or  dewatering  of  a  mine.

Anomalies  -  A  departure  from  the  expected  or  normal.

Argillite - A compact rock derived from either mudstone or shale but lacking lamination or cleavage.

Arsenic  -  A  metallic,  steel-gray,  brittle  element.

Ash  -  The  inorganic  residue  after  burning.

Batholiths  -  A large, generally discordant plutonic mass that has more than 40
square  miles  of  surface exposure and no known floor.   Its formation involves
magmatic  processes.

Boxwork - A network of intersecting blades or plates of limonite or other iron oxide, deposited in cavities along fracture planes from which sulphides have been dissolved by processes associated with the oxidation and leaching of sulphide ores.

Calcite - A cementing mineral in many sedimentary rocks that has prolific crystal habits.

Carbonate - A compound containing the acid radical CO3 or carbonic acid. Bases react with carbonic acid to form carbonates.

Chert - A hard, dense, dull, microcrystalline or crypto-crystalline sedimentary rock, consisting dominantly of interlocking crystals of quartz.

Diorite  -  A  course-grained  plutonic  igneous  rock  containing  quartz.

Fault - A fracture in rock along which there has been an observable amount of displacement. When faults occur along parallel or subparallel sets of planes they are called fault or fracture zones.

Fault zone - A fault that is expressed as a zone of numerous small fractures or of breccia or fault gouge.

Granitic  -  Pertaining  to  or  composed  of  granite.

Greenstone - A field term applied to any compact dark-green altered igneous rock.

Geological - Pertaining to or related to geology. The choice between this term and geologic is optional and may be made according to the sound of a spoken phrase or sentence.

Geochemical exploration - The search for economic mineral deposits or petroleum by detection of abnormal concentrations of elements.

Geochemical mapping - The systematic collection and processing of a very large number of samples accompanied by the proper presentation and interpretation of the resulting analytical data.

Geochemical survey - A survey involving the chemical analysis of systematically collected samples of rocks, soil stream sediments, plants, or water.

Geophysical exploration - Determining the nature of earth materials by measuring a physical property of the rocks and interpreting the results in terms of geologic features or the economic deposits sought.

Intrusion - A body of igneous rock which has formed itself into pre-existing rocks, either along some definite structural feature or by deformation and cross-cutting of the invaded rocks.

Limestone - A sedimentary rock consisting chiefly of calcium carbonate primarily in the form of the mineral calcite.

Mineral - A naturally occurring inorganic element or compound having an orderly internal structure and characteristic chemical composition.

Mineralization - The process by which a mineral or minerals are introduced into a rock, resulting in a valuable or potentially valuable deposit.

Ore - A naturally occurring material from which a mineral or minerals of economic value can be extracted profitably.

Outcrop - The part of the rock formation that appears at the surface of the ground.

Pluton - A body of medium-to coarse-grained igeneous rock that formed beneath the surface by crystallization of magma.

Pyrite - An isometric mineral that crystallizes in cubes, occurs in veins, igneous rocks and metamorphic rocks.

Quartz - A form of silica occuring in hexagonal crystals or in crystalline masses. It is the most common of all solid minerals and may be colorless and transparent, or colored.

Schistoscity  -  Considered  to  be  a  type  of  cleavage.

Serpentine - In petrology, a metamorphic rock serpenitinite composed chiefly or wholly of the mineral serpentine.

Shear - A deformation resulting from stresses that cause or tend to cause contiguous parts of a body to slide relatively to each other in a direction parallel to their plane of contact.

Shear zone - A tabular zone of rock that has been crushed and brecciated by many parallel fractures due to shear strain.

Sulphide - A mineral compound characterized by the linkage of sulphur with a metal.

Thermal - Hot or warm; applied to springs that discharge water heated by natural agencies.

Trench - A long, straight, commonly U-shaped valley or depression between two mountain ranges.

Ultramafic  -  Said  of  an  igneous  rock  composed  chiefly of mafic minerals.

Vein - An mineral filling of a fault or other fracture in a host rock, in tabular or sheetlike form, often associated with replacement of the host rock.

Volcanic rock - A generally finely crystalline or glassy igenous rock resulting from volcanic action at or near the Earth's surface, either ejected explosively or extruded as lava.

Wall rock - The rock adjacent to, enclosing, or including a vein, layer, or dissemination of ore minerals. It is commonly altered.